UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2009

RIVIERA HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-21430	88-0296885
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Las Vegas Boulevard Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 794-9237

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Credit Agreement

On April 1, 2009 Riviera Holdings Corporation (the “Company”) received a notice of default, (the “Default Letter”) from Wachovia Bank, National Association (the "Wachovia”) with respect to that certain Credit Agreement, dated June 8, 2007 (the “Credit Agreement” together with related security agreements and other credit-related agreements, the "Credit Facility"), entered into by the Company; its subsidiaries Riviera Operating Corporation, Riviera Gaming Management of Colorado, Inc. and Riviera Black Hawk, Inc. with Wachovia, as administrative agent (the "Administrative Agent”) and as the sole initial lender (before giving effect to loan participations); Wells Fargo Foothill, Inc., as syndication agent; CIT Lending Services Corporation, as documentation agent; and Wachovia Capital Markets, LLC, as sole lead arranger and sole bookrunner. (Since the closing of the Credit Facility, additional financial institutions have been added as lender participants.)

The Default Letter alleges that subsequent to the Company’s receipt of a default notice on February 26, 2009 (the “Notice”), in connection with the Company’s failure to comply with the Administrative Agents’ request to provide a deposit account control agreement, which Notice was reported on Form 8-K filed March 4, 2009, additional defaults and events of default have occurred and are continuing under Section 7.1(c) of the Credit Agreement with regard to covenant defaults and 7.1(d) of the Credit Agreement with regard to indebtedness cross-defaults; including, but not limited to: (i) the Company’s failure to deliver to the Administrative Agent an audited financial statement without a “going concern” qualification as required under Section 5.1(a) of the Credit Agreement; (ii) the Company’s failure to deliver to the Administrative Agent a certificate of an independent certified public accountant in conjunction with the Company’s financial statement as required under Section 5.2(a) of the Credit Agreement; and (iii) the occurrence of a default or breach under a secured hedging agreement (collectively and together with the event of default, the “Specified Events of Default”).

The Default Letter alleges further that in addition to the Specified Events of Default, potential events of default (the “Potential Defaults”) exist under Section 7.1(a)(iii) of the Credit Agreement as a result of, among other things, the Company’s failure to pay to the Administrative Agent; (i) accrued interest on the Company’s LIBOR rate loan on March 30, 2009 as required under Section 2.8(c) of the Credit Agreement (the “LIBOR Payment”); (ii) the commitment fee on March 31, 2009 as required under Section 2.5(a) of the Credit Agreement (the “Commitment Fee Payment”); and (iii) accrued interest on the Companies alternate base rate loans on March 31, 2009 as required under Section 2.8(c) of the Credit Agreement (the “ABR Payment”’ and together with the Commitment Fee Payment, the “March 31st Payments”).  The Default Letter states that pursuant to Section 7(a)(iii) of the Credit Agreement, additional events of default will occur under the Credit Agreement unless (i) the LIBOR Payment is made on or before April 2, 2009; and (ii) the March 31st Payments are made on or before April 3, 2009.  Section 7.1(a)(iii) of the Credit Agreement provides, in relevant part, that an event of default exists if the Company fails to pay any interest on any loan or any fee or other amount payable under the Credit Agreement when due in accordance with the terms of the Credit Agreement and such failure continues unremedied for three (3) days.  The Company did not make these payments before April 3, 2009.

The Credit Facility consists of a $225 million seven-year term loan ("Term Loan"), and a $20 million five-year revolving credit facility ("Revolving Credit Facility") under which the Company can obtain extensions of credit in the form of cash loans or standby letters of credit.  At the time of the Notice, the outstanding balance on the Term Loan was $225.0 million and the outstanding balance on the Revolving Credit Facility was $2.5 million.  The Administrative Agent has informed the Company that as a result of the Specified Events of Default, all amounts owing under the Credit Agreement hereafter bear interest, payable on demand, at a rate equal to: (i) in the case of principal, 2% above the otherwise applicable rate; and (ii) in the case of interest, fees and other amounts, the ABR Default Rate (as defined in the Credit Agreement), which as of April 1, 2009 was 6.25%.  The Default Letter further states that at this time, no Swingline Loans or additional Revolving Loans are available to the Company.

Swap Agreement

The Company received a Notice of Event of Default and Reservation of Rights (the “Default Notice”) dated April 1, 2009, from Wachovia in connection with an alleged event of default under the ISDA Master Agreement, dated as of May 31, 2007 (as amended, modified, waived, supplemented, extended, restated or replaced from time to time) between Wachovia and the Company (the “Swap Agreement”).

The Default Notice alleges that (a) an event of default exists pursuant to Section 5(a)(vi)(i) of the Swap Agreement arising from the occurrence of an event of default(s) under the Credit Agreement and (b) that the Company failed to make payments totaling $2,149,614.88 to Wachovia with respect to one or more transactions under the Swap Agreement.  The Default Notice states the Company’s failure to pay this overdue amount on or before the third local business day after receipt of the Default Notice will constitute an event of default under Section 5(a)(i) of the Swap Agreement.  The Company did not pay the overdue amount within the three-day grace period.

As previously announced by the Company, any default under the Swap Agreement automatically results in an additional default interest of 1% on any overdue amounts under the Swap Agreement.  This default rate is in addition to the interest rate that would otherwise be applicable under the Swap Agreement.  As of December 31, 2008, the amount outstanding under the Swap Agreement was $30.2 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2009	RIVIERA HOLDINGS CORPORATION

	By:	/s/ Phillip B. Simons
Phillip B. Simons
Treasurer and Chief Financial Officer